Exhibit 99.1

MAP Pharmaceuticals Announces Successful Results for LEVADEX™ Thorough QT Trial

MOUNTAIN VIEW, Calif., November 8, 2010 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today reported successful results from a thorough QT trial of its investigational LEVADEX™ orally inhaled migraine therapy. The trial evaluated the potential of a supra-therapeutic dose to cause an increase in the QT interval. Results of the trial showed that a supra-therapeutic dose of LEVADEX does not increase QTc intervals. LEVADEX is a novel orally inhaled migraine therapy that has completed Phase 3 efficacy development for the acute treatment of migraine.

“We are pleased that these results support our previous findings of cardiac safety from our long term open label and pharmacodynamics trials,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We continue to anticipate submitting our NDA in the first half of 2011.”

This trial was a randomized, double-blind, placebo-controlled, three-way, crossover trial in 54 healthy adults comparing the acute effects of a supra-therapeutic dose of LEVADEX (approximately three times the anticipated commercial dose), oral moxifloxacin (400 mg) and placebo on the cardiac QT interval as measured by electrocardiogram. Moxifloxacin is a positive control known to increase the QT interval.

For the supra-therapeutic dose of LEVADEX, the largest mean difference from placebo in QTc (using the individual correction method for heart rate, or QTci) was 0.08 milliseconds, and the largest one-sided 95% upper confidence bound was 2.24 milliseconds. The threshold level of regulatory concern is when the change produced by a drug has a 95% upper confidence bound that exceeds 10 milliseconds. The number of subjects with individual QTc intervals > 450 milliseconds and increases in QTc from baseline > 30 milliseconds were similar to placebo. Moxifloxacin, the positive control, produced QT prolongation consistent with previous thorough QT trials.

About LEVADEX™

LEVADEX orally inhaled migraine therapy is a novel migraine therapy in Phase 3 development. Patients administer LEVADEX themselves using the company’s proprietary TEMPO® inhaler. LEVADEX has been designed to be differentiated from existing migraine treatments. It is a novel formulation of dihydroergotamine (DHE), a drug used intravenously in clinical settings to effectively and safely treat migraines. Based on clinical results, the company believes that LEVADEX has the potential to provide both fast onset of action, sustained pain relief and other migraine symptom relief in an easy-to-use and non-invasive at-home therapy.

LEVADEX is designed to incorporate the multiple beneficial mechanisms of action that allow DHE to block initiation of migraine, limit pain, reduce inflammation and stop a migraine at any point in the migraine cycle. Based on research to date, including the efficacy portion of the FREEDOM-301 trial, the company believes the unique pharmacokinetic profile of LEVADEX has the potential to effectively treat migraines, while minimizing the side effects commonly seen with DHE and other currently available medicines.

About Migraine

Common symptoms of migraine include recurrent headaches, nausea, vomiting, photophobia (sensitivity to light) and phonophobia (sensitivity to sound). According to the National Headache Foundation, most migraines last between four and 24 hours, but some last as long as three days. On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25 percent of them experience one or more attacks weekly, according to published studies. Migraine patients report that currently approved drugs do not fully meet their needs due to slow onset of action, short duration of effect, inconsistent response and unacceptable side effect profiles. The economic burden of migraine remains substantial despite existing treatments, with the direct and indirect costs of migraine in the United States estimated at over $20 billion annually.

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the conduct and completion of clinical trials, and relating to the preparation and filing of a New Drug Application and the regulatory process to have the Company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, available at http://edgar.sec.gov.

CONTACTS:

Alex Bowie

WCG

(212) 301-7201

abowie@wcgworld.com

SOURCE MAP Pharmaceuticals, Inc.